October 10, 2022 FOR IMMEDIATE RELEASE Contact Bill Corbin, 317-691-1043, bill.corbin@gmail.com Cardinal Ethanol Announces Six-Figure Support of Union City’s Vision Corner Project Vision Corner began as a brainstorming session between Union City Mayor Chad Spence and Randolph Eastern School Corporation Superintendent Aaron Black. The topic: Could a constructive use be made of the long-abandoned Apothecary Shop at Columbia and Pearl? The visual goal was clear: to convert an eyesore symbolic of past economic hardship into a symbol of Union City revitalization. As the Vision Corner concept has matured, the inclusion of career-focused adult education has become part of the vision. A joint announcement by Union City, Randolph Eastern Schools and Cardinal Ethanol confirms the value being recognized by the business community. “We have been delighted to play a growing role in Union City economic development,” said Jeff Painter, President and CEO of Cardinal Ethanol. “Continuing to add new, high-paying jobs involves workplace effectiveness training that will be a key focus of Vision Corner. “Just as importantly,” Painter continued, “we support Vision Corner as a dynamic symbol of Union City’s dedication to economic revitalization. We understand the enormity of this project and the required team effort, and we are delighted to be part of that team.” “It is impossible to overstate the importance of Cardinal Ethanol’s decision to become a major project partner,” said Chad Spence, Union City Mayor. “The $100,000 amount is important as we put together the elements of Vision Corner. Having this kind of support from a leader in their field is an encouragement to everyone working to bring the vision to reality.” Founded in 2006 by a group of visionary east-central Indiana business people, Cardinal Ethanol has grown into a major player in alternative fuels and is important source of new jobs and economic activity in the region. This release contains forward looking statements regarding future events, future business operations and other future prospects, and such forward looking statements are neither historical facts nor assurances of future performance. These forward looking statements are based on current beliefs, assumptions and expectations and are subject to a number of risks and uncertainties that could cause actual results, timing and performance to differ materially from those expressed or implied in the statements made. Cardinal Ethanol disclaims any intent or obligations to update its forward looking statements whether as a result of receiving new information, the occurrence of future events or otherwise.